Exhibit 10.93
MONEYGRAM INTERNATIONAL, INC.

CASH RETENTION AWARD AGREEMENT
This CASH RETENTION AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and _______________ (the “Participant”). The grant date of this award is __________ (the “Grant Date”).
1.Award.
The Company hereby grants to the Participant a cash retention award (the “Award”) in the amount equal to__________, according to the terms and conditions as provided in this Agreement.
2.    Vesting.

(a)    Unless otherwise provided in this Agreement, the Award granted under this Agreement shall vest in three installments with respect to the corresponding percentage of the Award set forth below on the dates specified below (each, a “Vesting Date”), provided the Participant remains continuously employed by the Company or a subsidiary from the Grant Date through the applicable Vesting Date.

Vesting Date	Percentage Vested
December 10, 2015	25%
July 10, 2016	25%
January 10, 2017	50%

(b)    Except as provided in Section 5, if the Participant does not remain continuously employed by the Company or a subsidiary from the Grant Date through each Vesting Date, any Award installment corresponding to a Vesting Date that follows the date of the Participant’s termination shall be forfeited and no corresponding payment will be due to the Participant.
(c)    The Participant shall have no right to payment of any Award installment that has not vested in accordance with the terms of this Agreement. Prior to settlement, the Award represents an unfunded and unsecured obligation of the Company.

3.    Settlement of Award. Any Award installment that vests shall be paid to the Participant in cash on, or as soon as practicable after, the corresponding Vesting Date in accordance with Section 2 above (or, if sooner, Section 5 below), but in any event, no later than March 15 of the calendar year following the calendar year of vesting.
4.    Restrictions on Transfer. Except as otherwise provided by the Human Resources and Nominating Committee (the “Committee”) of the board of directors of the Company (the “Board”), the Award will not be transferable, other than by will or by the laws of descent and distribution. The Award may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Award will be void and unenforceable against the Company or any subsidiaries.
5.    Effect of Termination of Employment. Except as provided in this Section 5 or as otherwise may be determined by the Committee, if the Participant ceases to be an employee of the Company or any of its subsidiaries, the following actions shall occur:
(a)    Termination for Cause; Resignation. If the Participant’s employment with the Company or any of its subsidiaries is terminated for Cause (as defined below) or the Participant resigns for any reason, including as a result of the Participant’s retirement, prior to a Vesting Date, any Award installment that has not vested shall be immediately forfeited and no corresponding payment will be due to the Participant.
(b)    Involuntary Termination/Disability/Death. If the Participant’s employment with the Company or any of its subsidiaries is terminated without Cause or is terminated due to death or Disability (as defined below) prior to a Vesting Date, the Participant shall immediately vest as of the date of termination only with respect to the Award installment corresponding to the next subsequent Vesting Date and the remainder of the Award installments, if any, shall be immediately forfeited.
(c)    For purposes of this Agreement, “Cause” shall mean (A) the Participant’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Participant reports or the Committee that are within the Participant’s control and consistent with the Participant’s status with the Company or its subsidiary and his or her duties and responsibilities hereunder (except for a failure that is attributable to the Participant’s illness, injury or Disability) for a period of ten (10) days following written notice by the Company or its subsidiary to the Participant of such failure, (B) fraud or material dishonesty in the performance of the Participant’s duties hereunder, (C) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or similar act under foreign law for the non-U.S. Participants, (y) a misdemeanor involving moral turpitude or (z) a material violation of the securities laws of the United States or any state thereof or similar act under foreign law for the non-U.S. Participants, (D) an indictment of the Participant for a felony under the laws of the United States or any state thereof or similar act under foreign law for the non-U.S. Participants, (E) the Participant’s willful misconduct or gross negligence in connection with the Participant’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Committee or the Company, to the extent the Participant does not report to the Committee, (F) the Participant’s material breach of the Company’s Code of Conduct or any other code of conduct in effect from time to time to the extent applicable to the Participant, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board or the Company, to the extent the Participant does not report to the Board, or (G) the Participant’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement (or any similar agreement the Participant received from the Company) (the “Post-Employment Restriction Agreement”) which breach has an adverse effect on the Company or its subsidiaries.
(d)    For purposes of this Agreement, “Disability” shall mean that the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform his or her duties. Any question as to the existence of the Disability of the Participant for purposes of this Agreement shall be determined in writing by a qualified independent physician selected by the Company. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
(e)    For purposes of this Agreement, the Participant shall cease to be continuously employed (whether or not later found to be invalid or in breach of any local employment law in the country where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any) as of the date that the Participant is no longer actively providing services and will not be continuously employed for purposes of the Award through any notice period mandated under an employment law or practice in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits (e.g., continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdictions where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer continuously employed for purposes of the Award, and if the Participant is a U.S. taxpayer, such determination shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
6.    Forfeiture and Repayment Provisions.
(a)    Failure to properly execute the Agreement (and each other document required to be executed by the Participant in connection with the Participant’s receipt of the Award) in a timely manner following the Grant Date may result in the forfeiture of the Award, as determined in the sole discretion of the Company.
(b)    The right to vest in installments of the Award shall be conditional upon the fact that the Participant has read and understood the forfeiture and repayment provisions set forth in this Section 6, that the Participant has not engaged in any misconduct or acts contrary to the Company as described below, and that the Participant has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the Post-Employment Restriction Agreement.
(c)    The Company is authorized to suspend or terminate this Award prior to or after termination of employment if the Company reasonably determines that:
(i)    The Participant engaged in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement.
(ii)    During the Participant’s employment with the Company or any of its subsidiaries, the Participant knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or
(iii)    During the Participant’s employment with the Company or any of its subsidiaries, the Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to the Participant or by the Code of Conduct or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company.
(d)    If, at any time after the Participant vests in any Award installment(s), the Company reasonably determines that any of the actions or inactions contemplated under Sections 6(c)(i) through 6(c)(iii) have occurred, then any amount of the Award paid to the Participant (without regard to tax effects) from such vesting shall be repaid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company under this Section 6(d).
7.    Administration.
(a)    Power and Authority of the Committee. The Agreement shall be administered by the Committee. Subject to the express provisions of the Agreement and to applicable law, the Committee shall have full power and authority to: (i) amend the terms and conditions of the Agreement; (ii) interpret and administer the Agreement; (iii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Agreement; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Agreement. Unless otherwise expressly provided in the Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of the Agreement, and any employee of the Company.

(b)    Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Agreement.
9.    Miscellaneous.
(a)    Tax Withholding. Solely for tax purposes, amounts paid in settlement of a vested Award installment will be treated as wages subject to applicable tax withholding.
(b)    Responsibility for Taxes.
(iv)    Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to this Award and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or payment of the Award and the payment of cash upon settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(v)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from the Award payment, the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer.
(vi)    Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Award that cannot be satisfied by the means previously described. The Company may refuse to pay the Award if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(c)    Interpretations. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(d)    Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past;
(ii)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(iii)    the grant of this Award shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;
(iv)    the Participant is voluntarily accepting this Award;
(v)    the Award is not intended to replace any pension rights or compensation;
(vi)    the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and
(vii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Participant’s termination of continuous employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of the Participant’s employment or service agreement, if any, or of any employment law in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits from the Employer), and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the Award, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
(e)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s decision to accept this Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding this Award before taking any action related to the Award.
(f)    Data Privacy.

(i)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s Award.
(ii)    The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards from the Company for the exclusive purpose of implementing, administering and managing the Award (“Data”).
(iii)    The Participant understands that the Data may be transferred to the Company (or its subsidiaries or Award payment provider) in the United States or elsewhere, and that the country to which the Data is transferred (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Award to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s Award. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent or if the Participant later seeks to revoke his or her consent, his or her status as an employee and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to receive this Award. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
(g)    Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(h)    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs,

successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(i)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(j)    Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(k)    Notices. The Participant should send all written notices regarding this Agreement to the Company at the following address:
MoneyGram International, Inc.
EVP, General Counsel & Secretary
2828 North Harwood Street, 15th Floor
Dallas, TX 75201
(l)    Amendments. The Company may amend this Agreement at any time; provided that, subject to this Section 9(l), no such amendment, alteration, suspension, discontinuation or termination shall be made without the Participant’s consent, if such action would materially diminish any of the Participant’s rights under this Agreement. The Company reserves the right to impose other requirements on the Award, to the extent the Company determines it is necessary or advisable under the laws of the country in which the Participant resides to facilitate the administration of the Award.
(m)    Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Agreement.
(n)    No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Agreement shall prevent the Company from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
(o)    Entire Agreement. This Agreement, including other agreements referred to herein, and any schedules, exhibits and other documents referred to herein, constitute the entire agreement and an understanding among the parties hereto exists in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.
(p)    Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(q)    Participant Undertaking. The Participant agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Participant or upon this Award pursuant to the provisions of this Agreement.

(r)    Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
(s)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery.
(t)    Language. If the Participant has received this Agreement, or any other document related to the Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(u)    Waiver. The Participant acknowledges that a waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.
(v)    No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary and the Participant or any other person.
(w)    Section 409A Provisions. The Award and the payment of cash under this Agreement is intended to be exempt from the application of Section 409A of the Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to the Participant under this Agreement solely by reason of the occurrence of a separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such separation from service meet the definition of a separation from service within the meaning of Section 409A(a)(2)(A) of the Code and applicable Treasury Regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). Any payment or distribution that constitutes deferred compensation subject to Code Section 409A and that otherwise would be made to the Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service instead shall be made on the earlier of the date that is six months and one day after the date of the specified employee’s separation from service and the specified employee’s death, to the extent necessary to avoid a prohibited transaction.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement on the date set forth in the first paragraph.

MONEYGRAM INTERNATIONAL, INC. By: PARTICIPANT Print Name: